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                                                                       Exhibit 4



      THE LAMSON & SESSIONS CO. NONEMPLOYEE DIRECTORS STOCK OPTION PLAN


        The Nonemployee Directors Stock Option Plan ("Plan") is established to attract, retain and compensate for service highly qualified individuals who are not current employees of The Lamson & Sessions Co. (the "Company") as members of the Board of Directors and to enable them to increase their ownership in the Company's Common Stock. The Plan will be beneficial to the Company and its stockholders since it will allow these directors to have a greater personal financial stake in the Company through the ownership of Company stock, in addition to underscoring their common interest with shareholders in increasing the long term value of the Company stock.

1.  ELIGIBILITY

        All members of the Company's Board of Directors who are not current employees of the Company ("Nonemployee Directors") are eligible to participate in this Plan.

2.  OPTIONS

        Only a nonqualified stock option ("NQSO") may be granted under this Plan.

3.  SHARES AVAILABLE

        (a) Number of Shares Available: There are hereby reserved for issuance under this Plan 60,000 shares of Common Stock, without par value, which may be authorized but unissued shares or treasury shares.

        (b) Recapitalization Adjustments: In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in corporate structure affecting the Common Stock, a substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under this Plan, in the number and option price of shares subject to outstanding NQSO's under this Plan and in the number of shares to be covered by options awarded under Section 4 hereof as may be determined to be appropriate by the Board of Directors, provided that the number of shares subject to any award shall always be a whole number.

4.  ANNUAL GRANT OF NONQUALIFIED STOCK OPTIONS

        Each year on the Monday following the Company's Annual Meeting of Shareholders, each individual elected, reelected or continuing as a Nonemployee Director shall automatically receive a NQSO covering 1,000 shares of Common Stock. If Common Stock is not traded on the New York Stock Exchange ("NYSE") on any date a grant would otherwise be awarded, then the grant shall be made the next day thereafter on which Common Stock is so traded.

5.  OPTION PRICE

        The price of the NQSO shall be the mean between the highest and lowest selling price, regular way of the Common Stock on the NYSE on the date of the grant.





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                                                                       Exhibit 4

6.  OPTION PERIOD

        A NQSO granted under this Plan shall become exercisable one year after date of grant and shall expire ten years after date of grant ("Option Period").

7.  PAYMENT

        A NQSO may be exercised only upon payment to the Company in full of the NQSO price of the shares. Such payment shall be paid in cash or in Common Stock already owned by the Nonemployee Director for more than six months, or in a combination of cash and such Common Stock. The sum of the cash and the fair market value of such Common Stock on the date of exercise shall be equal to the aggregate purchase price of the shares to be delivered.

8.  TERMINATION OF SERVICE

        Upon termination of service as a Nonemployee Director (for reasons other than retirement, as hereinafter defined, or death), only those NQSO's immediately exercisable at the date of termination of service shall be exercisable by the optionee. Such NQSO's must be exercised within 90 days of termination of service (but in no event after the expiration of the Option Period) or they shall be forfeited.

9.  RETIREMENT

        Upon retirement as a Nonemployee Director, all NQSO's shall continue to become exercisable as if such director had not retired. Such NQSO's must be exercised within 36 months of retirement (but in no event after the expiration of the Option Period) or they shall be forfeited. Mandatory retirement for directors occurs on the date of the Annual Meeting of Shareholders following a director's 70th birthday.

10.  DEATH

        Upon the death of a Nonemployee Director, only those NQSO's which were exercisable on the date of death shall be exercisable by his or her legal representatives or heirs. Such NQSO's must be exercised within 12 months from the date of death (but in no event after the expiration of the Option Period) or they shall be forfeited.

11.  CHANGE IN CONTROL PROVISIONS

        (a) Impact of Event. In the event of a "Change in Control" as defined in Section 11(b) any or all NQSO's awarded under this Plan not previously exercisable and vested shall become fully exercisable and vested.

        (b) Definition of "Change in Control". For purposes of Section 11(a), a "Change in Control" means the happening of any of the following:

                (i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

                (ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power





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                                                                       Exhibit 4

        of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

                (iii) There is a report filed on Schedule 13D or Schedule
        14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, as amended ("Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 15% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");

                (iv) The Company files any report, proxy statement or other document with the Securities and Exchange Commission pursuant to the Exchange Act or any rules or regulations presently in effect or hereafter promulgated under such Act disclosing that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                (v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each member of the Board of Directors first elected during such period was approved by a vote of at least two-thirds of the Board of Directors then still in office who were members of the Board of Directors at the beginning of any such period.

        Notwithstanding the foregoing provisions of Section 11(b)(iii) or 11(b)(iv) thereof, a Change in Control shall not be deemed to have
        occurred for purposes of Section 11(a) solely because (i)   the
        Company, (ii) an entity in which the Company directly or indirectly
        beneficially owns 80% or   more of the voting securities, or (iii) any
        Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D,
        Schedule 14D-1, Form 8-K or   Schedule 14A (or any successor schedule,
        form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 15% or otherwise, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

12.  ADMINISTRATION AND AMENDMENT OF THE PLAN

        This Plan shall be administered by the Board of Directors of the Company. This Plan may be terminated or amended by the Board of Directors as they deem advisable. No amendment may revoke or alter in a manner unfavorable to the optionees any NQSO's then outstanding, nor may the Board amend this Plan without shareholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act, or any other requirement of applicable law or regulation. A NQSO may not be granted under this Plan after April 22, 2000 but NQSO's granted prior to that date shall continue to become exercisable and may be exercised according to their terms.

13.  NONTRANSFERABILITY

        No NQSO granted under this Plan is transferable other than by will or the laws of descent and distribution. During the optionee's lifetime, a NQSO may only be exercised by the optionee or the optionee's guardian or legal representative.





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                                                                       Exhibit 4


14.  COMPLIANCE WITH SEC REGULATIONS

        It is the Company's intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act as in effect after May 1, 1991 and any regulations promulgated thereunder. All grants and exercises of NQSO's under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended, and any regulations promulgated thereunder.

15.  MISCELLANEOUS

        Except as provided in this Plan, no Nonemployee Director shall have any claim or right to be granted a NQSO under this Plan. Neither the Plan nor any action thereunder shall be construed as giving any director any right to be retained in the service of the Company.

16.  EFFECTIVE DATE

        This Plan shall be effective April 22, 1994 or such later date as shareholder approval is obtained.





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